Novocure Announces Preliminary Full Year and Fourth Quarter 2021 Net Revenues and Provides Company Update

Preliminary full year 2021 net revenues of $535 million and fourth quarter net revenues of $133 million

DMC interim analysis for INNOVATE-3 pivotal trial in ovarian cancer anticipated in early Q2 2022 given limited number of events to date in fast-recruiting trial

Novocure to present at the 40th Annual J.P. Morgan Healthcare Conference at 7:30 a.m. EST on Tuesday, Jan. 11, 2022

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported preliminary unaudited financial results and operational updates for the quarter and full year ended December 31, 2021. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields). TTFields are electric fields that disrupt cancer cell division.

“Since our founding over 20 years ago, we have generated tremendous scientific data, technological knowledge, and commercial experience supporting the clinical impact of Tumor Treating Fields,” said William Doyle, Novocure’s Executive Chairman. “With over a half a billion dollars in global annual revenues and numerous late-stage trials nearing completion, Novocure is approaching a critical inflection point for our company and cancer patients.”

Financial and operational updates:
•Total preliminary net revenues for the year ended December 31, 2021, were $535.0 million, up 8% over the prior year.
•Total preliminary net revenues for the fourth quarter 2021 were $133.2 million. In the fourth quarter, the company did not recognize material revenue from its Medicare backlog. This compares to $11 million received from successful appeal of previously denied Medicare claims in the fourth quarter of 2020.
◦Preliminary fourth quarter 2021 net revenues from the United States, EMEA and Japan contributed $92.0 million, $26.5 million and $8.8 million, respectively. Revenue in Greater China from Novocure’s partnership with Zai Labs totaled $5.8 million.
◦The number of active patients on therapy and the amount of net revenue recognized per active patient are our principal revenue drivers.
◦In the fourth quarter, Novocure initiated contract negotiations with several large German payers that drove an update to the net revenue recognized per active patient, which impacted fourth quarter revenue by approximately $4M. Novocure believes this negotiated pricing is sustainable, will reduce the burden of case-by-case appeals and can be leveraged as the company expands into additional European markets.

◦As of December 31, 2021 there were 3,587 active patients on therapy. Active patients from North America, EMEA and Japan contributed 2,272, 1,008 and 307, respectively.
◦In the quarter ended December 31, 2021, 1,430 prescriptions were received. Prescriptions from North America, EMEA and Japan contributed 966, 349 and 115, respectively.
•In 2022, the company expects to achieve active patient growth rates of 2% - 5%, in-line with the growth rate experienced in the fourth quarter 2021. Longer term, the company continues to expect further adoption in its core glioblastoma business.
•Cash, cash equivalents and short-term investments were $937.7 million as of December 31, 2021.

Clinical and Product Development:
•Given the limited number of events seen to date in the fast-recruiting INNOVATE-3 pivotal trial in platinum-resistant ovarian cancer, Novocure anticipates the independent Data Monitoring Committee will conduct its interim analysis in early Q2 2022. Timing of final data is unchanged and expected in 2023.
•Today, Novocure is announcing its next generation transducer array designed to increase Tumor Treating Fields dose delivery while limiting heat generation, thereby potentially increasing clinical efficacy. The next generation array design is complete, a healthy volunteer study is underway and the company is working towards a limited market release in the EU later this year.
•Novocure reiterates 2022 guidance for final data from its phase 3, pivotal LUNAR trial in non-small cell lung cancer and its phase 2 pilot EF-31 trial in gastric cancer.

Fourth quarter and full year 2021 financial results conference call
Novocure will host a conference call and webcast to discuss fourth quarter and full year 2021 financial results at 8 a.m. EST on Thursday, February 24, 2022. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 8879093.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields (TTFields). TTFields are electric fields that disrupt cancer cell division. Novocure’s commercialized products are approved for the treatment of adult patients with glioblastoma and malignant pleural mesothelioma.

Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about us, visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 25, 2021 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors:
Ingrid Goldberg
investorinfo@novocure.com
610-723-7427

Media:
Leigh Labrie
media@novocure.com
610-723-7428